Exhibit 99.1

FOR IMMEDIATE RELEASE

Stoneridge Reports Third-Quarter 2022 Results

THIRD-QUARTER PERFORMANCE REFLECTS MARGIN EXPANSION DRIVEN BY STRONG OPERATING PERFORMANCE AND CONTINUED REVENUE GROWTH

SEQUENTIAL GROWTH EXPECTED TO CONTINUE IN Q4 PROVIDING STRONG RUN-RATE INTO 2023

2022 Third-Quarter Results

•	Sales of $226.8 million
•	Adjusted sales of $214.0 million (4.0% growth over Q2 2022)
•	Gross profit of $49.4 million (23.1% of adjusted sales, a 440 basis point improvement over Q2 2022)
•	Operating income of $5.9 million
•	Adjusted operating income of $6.1 million (2.9% of adjusted sales, a 600 basis point improvement over Q2 2022)
•	Adjusted EBITDA of $12.1 million (5.6% of adjusted sales, a 450 basis point improvement over Q2 2022)
•	Earnings per share (“EPS”) of $0.03
•	Adjusted EPS of $0.03 ($0.32 adjusted EPS improvement over Q2 2022)

2022 Guidance Update

•	Fourth quarter adjusted revenue guidance of $234 – $244 million (midpoint of $239 million or 11.5% growth vs. Q3)
•	Fourth quarter adjusted EPS guidance of $0.21 – $0.27 (midpoint of $0.24 adjusted EPS or $0.21 growth vs. Q3)

•	Updated full-year 2022 guidance
o	Reducing full-year midpoint adjusted revenue guidance by $10 million to $855 million ($850 - $860 million) to reflect improved, but continued material constraints and current end-market demand
o	Maintaining full-year adjusted gross margin guidance of 21.25% to 21.75% to reflect expectation of continued strong operating performance and our continued ability to offset a significant portion of incremental material costs as necessary
o	Reducing full-year adjusted operating margin guidance to 0.75% to 1.0% to reflect the re-timing of expected customer engineering recoveries of approximately $2.4 million (~$0.08 adjusted EPS) from Q4 2022 to 2023 offset by continued control of operating expenses
o	Reducing full-year adjusted EBITDA margin guidance to 4.5% to 4.75% driven primarily by the unfavorable, non-cash impact of foreign currency on non-operating income / expenses driven primarily by the revaluation of intercompany balances
o	Updating full-year adjusted EPS guidance to ($0.32) to ($0.26) (midpoint adjusted EPS of ($0.29))

NOVI, Mich. – November 2, 2022 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the third quarter ended September 30, 2022, with sales of $226.8 million and earnings per share of $0.03. Adjusted sales were $214.0 million in the third quarter which represents 4.0% growth over second quarter adjusted sales, and adjusted EPS was $0.03 which represents $0.32 adjusted EPS growth over the second quarter. Sales were adjusted to normalize the impact of $12.8 million of electronic component spot buys recovered from customers within the quarter. The exhibits attached hereto provide reconciliation detail on this and all other normalizing adjustments of Non-GAAP financial measures used in this press release.

For the third quarter of 2022, Stoneridge reported gross profit of $49.4 million (23.1% of adjusted sales, a 440 basis point improvement over the second quarter). Operating income was $5.9 million and adjusted operating income was $6.1 million (2.9% of adjusted sales, a 600 basis point improvement over the second quarter). Adjusted EBITDA was $12.1 million (5.6% of adjusted sales, a 450 basis point improvement over the second quarter).

Jon DeGaynor, president and chief executive officer, commented, “In the third quarter, we continued to see the impact of new program ramp-up and expansion, supported by improved material availability, driving revenue growth and significantly improved earnings performance. We continued to effectively offset incremental costs through pricing and supply chain actions recognizing significant margin improvement during the quarter. As a result of our focus on continuous operating improvement and effective cost control, each of our segments drove sequential revenue growth and margin expansion during the quarter. Although we anticipate continued material cost pressure and volatility in production schedules, we expect to continue to drive sequential revenue growth and margin expansion for the remainder of the year.”

DeGaynor continued, “As we continue to navigate the current macroeconomic environment, we also remain focused on the initiatives that will drive long-term, profitable growth. Take rates for our first OEM MirrorEye program improved slightly to approximately 40% however production continues to be limited by certain material constraints. That said, we have taken actions to eliminate those constraints and expect continued improvement in our MirrorEye production capability for the remainder of the year. In 2023, we expect to be able to meet a continually expanding take-rate of over 50% for our first program as well as support the additional programs that are launching next year. In addition, Control Devices remains focused on executing program launches and the ramp-up of existing programs, particularly in our global actuation business. New program launches and the ramp-up of existing programs are expected to drive 2023 growth that will outpace our underlying end-markets.”

Third Quarter in Review

Control Devices sales totaled $89.4 million, an increase of 5.4% relative to adjusted sales excluding the impact of the divested business in the third quarter of 2021, primarily due to higher sales volumes in the North American passenger vehicle end-market, including new program launches, the ramp-up of existing programs and customer price increases recognized in the third quarter of 2022. Third quarter adjusted operating margin was 8.4%, an increase of 490 basis points relative to the third quarter of 2021, primarily due to lower material costs as a result of customer negotiated price increases and cost recoveries and lower overhead spend.

Control Devices sales increased by 5.1% compared to second quarter 2022 sales, primarily due to higher customer production volumes, despite continued volatility, and incremental revenue on actuation program ramp-ups. Third quarter operating margin increased 360 basis points relative to the second quarter of 2022, primarily due lower material costs driven by favorable sales mix as well as lower SG&A costs.

Electronics adjusted sales totaled $117.2 million, an increase of 39.7% relative to sales in the third quarter of 2021, primarily due to higher sales volumes in the European and North American commercial vehicle and European off-highway end markets, customer price increases and the ramp-up of new program launches partially offset by an unfavorable foreign currency translation impact of $8.2 million. Third quarter adjusted operating margin was 4.6%, an increase of 1,060 basis points relative to the third quarter of 2021 primarily due to fixed cost leverage on incremental sales offset by an increase in material costs due to supply chain constraints.

Relative to the second quarter of 2022, Electronics adjusted sales increased 1.8%, primarily due to higher sales volumes in the commercial vehicle end-markets, expansion of recently launched programs and pricing actions offset by an unfavorable foreign currency impact of $3.3 million. Excluding the unfavorable impact of foreign currency, sales increased by 4.7% versus the second quarter of 2022. Third quarter operating margin increased 680 basis points relative to the second quarter of 2022, primarily due to lower material costs and reduced SG&A costs offset by an unfavorable foreign currency impact of approximately $0.2 million.

Stoneridge Brazil sales were $13.8 million, a decrease of 16.2% relative to sales in the third quarter of 2021, primarily due to lower sales in most product lines offset by favorable foreign currency translation of $1.8 million. Third quarter adjusted operating margin was consistent with the third quarter of 2021, primarily due to favorable sales mix from higher monitoring services.

Relative to the second quarter of 2022, Stoneridge Brazil sales increased by $0.5 million primarily due to higher sales in OEM products partially offset by the unfavorable foreign currency impact of $0.9 million. Stoneridge Brazil adjusted operating margin increased by 400 basis points relative to the second quarter of 2022 primarily due to lower SG&A spend.

Cash and Debt Balances

As of September 30, 2022, Stoneridge had cash and cash equivalents balances totaling $32.3 million. Total debt as of September 30, 2022 was $168.5 million. The 2022 amendment to the Company’s $300.0 million credit facility provides for a covenant relief period through the end of the first quarter of 2023 at which point covenants revert to pre-amendment levels. This amendment to the credit facility waives the maximum leverage ratio covenant for the first three quarters of 2022 and modifies the fourth quarter of 2022 covenant to include a maximum 4.75x leverage ratio. This amendment also modified the minimum interest coverage covenant for each quarter of 2022. The Company expects to remain in compliance with the amended existing covenants through the covenant relief period.

2022 Outlook

Matt Horvath, chief financial officer, commented, “We are reducing the midpoint of our 2022 adjusted revenue guidance by $10 million to $855 million to reflect improved, but continued material constraints and current end-market demand. Based on our expected contribution margins of 25% to 30%, this reduction would result in reduced adjusted EPS expectations of approximately $0.07. Our guidance also includes consideration for the re-timing of certain customer engineering recoveries of approximately $2.4 million, or approximately $0.08 adjusted EPS, which we now expect in 2023 rather than the fourth quarter of 2022. We expect to partially offset these reductions through a continued focus on a lean, efficient cost structure, continuous improvement in our manufacturing facilities and price recoveries aimed at offsetting incremental material costs. As a result, we are reducing our full-year adjusted EPS guidance by $0.09 to a midpoint of ($0.29).”

Horvath concluded, “Our updated full-year midpoint guidance implies fourth quarter revenue of approximately $239 million or growth of over 11% from the third quarter and adjusted EPS of $0.24, an increase of $0.21 quarter-to-quarter, creating a strong runway for continued growth and earnings expansion in 2023. We are expecting continued end-market growth in 2023 as current forecasts are suggesting our weighted average end-markets will grow by approximately 4% next year. We expect to outperform our underlying end-markets as we continue to reduce material constraints, launch new programs and ramp-up recently launched programs. We remain well positioned to drive long-term profitable growth.”

The Company announced updated full-year sales guidance of $850.0 million to $860.0 million. Full-year adjusted gross margin guidance remains at 21.25% to 21.75%. Adjusted operating margin guidance was updated to 0.75% to 1.0% and adjusted EBITDA margin guidance was updated to 4.5% to 4.75% to reflect the non-cash unfavorable impact of foreign currency on non-operating income/expenses. Full-year tax expense guidance was updated to $5.0 million to $6.0 million. Adjusted EPS guidance was updated to ($0.32) to ($0.26).

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2022 third-quarter results can be accessed at 9:00 a.m. Eastern Time on Thursday, November 3, 2022, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic systems, components and modules for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this press release contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and may include statements regarding the intent, belief or current expectations of the Company, with respect to, among other things, our (i) future product and facility expansion, (ii) acquisition strategy, (iii) investments and new product development, (iv) growth opportunities related to awarded business, and (v) operational expectations. Forward-looking statements may be identified by the words “will,” “may,” “should,” “designed to,” “believes,” “plans,” “projects,” “intends,” “expects,” “estimates,” “anticipates,” “continue,” and similar words and expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other factors:

•	the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis, including the impact of potential tariffs and trade considerations on their operations and output;
•	fluctuations in the cost and availability of key materials (including semiconductors, printed circuit boards, resin, aluminum, steel and copper) and components and our ability to offset cost increases through negotiated price increases with our customers or other cost reduction actions;
•	global economic trends, competition and geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and the related sanctions and other measures, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries;
•	our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;
•	the impact of COVID-19, or other future pandemics, on the global economy, and on our customers, suppliers, employees, business and cash flows;
•	the reduced purchases, loss or bankruptcy of a major customer or supplier;
•	the costs and timing of business realignment, facility closures or similar actions;
•	a significant change in automotive, commercial, off-highway or agricultural vehicle production;
•	competitive market conditions and resulting effects on sales and pricing;
•	our ability to manage foreign currency fluctuations;
•	customer acceptance of new products;
•	our ability to successfully launch/produce products for awarded business;
•	adverse changes in laws, government regulations or market conditions, including tariffs, affecting our products or our customers’ products;
•	our ability to protect our intellectual property and successfully defend against assertions made against us;
•	liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers;
•	labor disruptions at our facilities or at any of our significant customers or suppliers;
•	business disruptions due to natural disasters or other disasters outside of our control;
•	the amount of our indebtedness and the restrictive covenants contained in the agreements governing our indebtedness, including our revolving Credit Facility;
•	capital availability or costs, including changes in interest rates or market perceptions;
•	the failure to achieve the successful integration of any acquired company or business;
•	risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber-attack and other similar disruptions; and
•	the items described in Part I, Item IA (“Risk Factors”) of our 2021 10-K filed with the SEC.

The forward-looking statements contained herein represent our estimates only as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.

Use of Non-GAAP Financial Information
This press release contains information about the Company’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2022 and 2021 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that adjusted sales, adjusted gross income and margin, adjusted operating income (loss) and margin, adjusted net income (loss), adjusted earnings (loss) per share, adjusted EBITDA, adjusted EBITDA margin, adjusted income before tax, adjusted income tax expense and adjusted tax rate are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods.

Adjusted sales, adjusted gross income and margin, adjusted operating income (loss) and margin, adjusted net income (loss), adjusted earnings (loss) per share, adjusted EBITDA, adjusted EBITDA margin, adjusted income before tax and adjusted tax rate should not be considered in isolation or as a substitute for sales, gross profit, operating income (loss), net income (loss), earnings per share, income before tax, income tax expense, tax rate, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP.

For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com).

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in thousands)	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,337	$85,547
Accounts receivable, less reserves of $1,841 and $1,443, respectively	166,861	150,388
Inventories, net	150,704	138,115
Prepaid expenses and other current assets	48,629	36,774
Total current assets	398,531	410,824
Long-term assets:
Property, plant and equipment, net	101,897	107,901
Intangible assets, net	43,116	49,863
Goodwill	31,347	36,387
Operating lease right-of-use asset	13,924	18,343
Investments and other long-term assets, net	44,241	42,081
Total long-term assets	234,525	254,575
Total assets	$633,056	$665,399

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of debt	$2,826	$5,248
Accounts payable	106,297	97,679
Accrued expenses and other current liabilities	68,827	70,139
Total current liabilities	177,950	173,066
Long-term liabilities:
Revolving credit facility	165,695	163,957
Deferred income taxes	8,324	10,706
Operating lease long-term liability	10,903	14,912
Other long-term liabilities	6,020	6,808
Total long-term liabilities	190,942	196,383
Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	-	-
Common Shares, without par value, 60,000 shares authorized, 28,966 and 28,966 shares issued and 27,327 and 27,191 shares outstanding at September 30, 2022 and December 31, 2021, respectively, with no stated value	-	-
Additional paid-in capital	231,675	232,490
Common Shares held in treasury, 1,639 and 1,775 shares at September 30, 2022 and December 31, 2021, respectively, at cost	(50,772)	(55,264)
Retained earnings	201,465	215,748
Accumulated other comprehensive loss	(118,204)	(97,024)
Total shareholders' equity	264,164	295,950
Total liabilities and shareholders' equity	$633,056	$665,399

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2022	2021	2022	2021
Net sales	$226,757	$181,680	$668,751	$566,809
Costs and expenses:
Cost of goods sold	177,317	145,680	539,304	441,882
Selling, general and administrative	27,444	28,481	83,781	89,237
Gain on sale of Canton Facility, net	-	-	-	(30,718)
Design and development	16,133	16,447	48,715	46,593
Operating income (loss)	5,863	(8,928)	(3,049)	19,815
Interest expense, net	1,845	1,447	4,848	5,073
Equity in (earnings) loss of investee	(34)	(584)	424	(1,694)
Other expense, net	2,332	41	3,067	127
Income (loss) before income taxes	1,720	(9,832)	(11,388)	16,309
Provision for income taxes	989	526	2,895	6,739
Net income (loss)	$731	$(10,358)	$(14,283)	$9,570

Earnings (loss) per share:
Basic	$0.03	$(0.38)	$(0.52)	$0.35
Diluted	$0.03	$(0.38)	$(0.52)	$0.35

Weighted-average shares outstanding:
Basic	27,281	27,147	27,250	27,100
Diluted	27,524	27,147	27,250	27,432

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Nine months ended September 30, (in thousands)	2022	2021
OPERATING ACTIVITIES:
Net (loss) income	$(14,283)	$9,570
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation	20,183	20,831
Amortization, including accretion and write-off of deferred financing costs	6,187	4,767
Deferred income taxes	(2,834)	916
Loss (earnings) of equity method investee	424	(1,694)
Gain on sale of fixed assets	(95)	(190)
Share-based compensation expense	4,421	4,685
Excess tax deficiency (benefit) related to share-based compensation expense	266	(295)
Gain on settlement of net investment hedge	(3,716)	-
Gain on sale of Canton Facility, net	-	(30,718)
Gain on disposal of business, net	-	(740)
Change in fair value of earn-out contingent consideration	-	1,453
Changes in operating assets and liabilities:
Accounts receivable, net	(28,333)	(2,746)
Inventories, net	(24,333)	(36,580)
Prepaid expenses and other assets	(15,510)	(11,144)
Accounts payable	18,366	20,657
Accrued expenses and other liabilities	15,119	1,539
Net cash used for operating activities	(24,138)	(19,689)

INVESTING ACTIVITIES:
Capital expenditures, including intangibles	(22,877)	(21,576)
Proceeds from sale of fixed assets	95	656
Proceeds from settlement of net investment hedge	3,820	-
Proceeds from disposal of business, net	-	1,050
Proceeds from sale of Canton Facility, net	-	35,167
Investment in venture capital fund, net	(700)	(2,349)
Net cash (used for) provided by investing activities	(19,662)	12,948

FINANCING ACTIVITIES:
Revolving credit facility borrowings	21,817	34,000
Revolving credit facility payments	(18,000)	(40,000)
Proceeds from issuance of debt	30,513	30,292
Repayments of debt	(32,789)	(36,286)
Earn-out consideration cash payment	(6,276)	-
Repurchase of Common Shares to satisfy employee tax withholding	(760)	(2,658)
Net cash provided by (used for) financing activities	(5,495)	(14,652)

Effect of exchange rate changes on cash and cash equivalents	(3,915)	(2,525)
Net change in cash and cash equivalents	(53,210)	(23,918)
Cash and cash equivalents at beginning of period	85,547	73,919

Cash and cash equivalents at end of period	$32,337	$50,001

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$4,992	$4,962
Cash paid for income taxes, net	$5,808	$7,296

Regulation G Non-GAAP Financial Measure Reconciliations

Reconciliation to US GAAP

Exhibit 1 - Adjusted EPS

Reconciliation of Q3 2022 Adjusted EPS

(USD in millions)	Q3 2022	Q3 2022 EPS
Net Income	$0.7	$0.03

Add: After-Tax Business Realignment Costs	0.2	0.01
Adjusted Net Income	$0.9	$0.03

Exhibit 2 – Adjusted EBITDA

Reconciliation of Adjusted EBITDA

(USD in millions)	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022
Income (Loss) Before Tax	$(9.8)	$(3.9)	$(6.2)	$(6.9)	$1.7
Interest expense, net	1.4	0.1	1.8	1.2	1.8
Depreciation and amortization	8.2	8.7	8.7	8.5	8.3
EBITDA	$(0.2)	$5.0	$4.3	$2.8	$11.8
Add: Pre-Tax Change in Fair Value of Earn-Out (Stoneridge Brazil)	0.2	0.6	-	-	-
Less: Pre-Tax TSA and Monetary Correction (Stoneridge Brazil)	-	(1.1)	-	-	-
Less: Pre-Tax Gain from Disposal of MSIL Joint Venture	-	(1.8)	-	-	-
Add: Pre-Tax Restructuring Costs	0.7	0.1	-	-	-
Add: Pre-Tax Business Realignment Costs	1.1	0.0	0.0	-	0.3
Add: Pre-Tax Brazilian Indirect Tax Credits, Net	-	-	-	(0.6)	-
Less: Pre-Tax Gain from Disposal of Soot Sensor Business	-	(0.4)	-	-	-
Less: Pre-Tax Sale of Soot Sensor Product Inventory	-	0.1	-	-	-
Adjusted EBITDA	$1.8	$2.4	$4.3	$2.3	$12.1

Exhibit 3 – Adjusted Gross Profit

Reconciliation of Adjusted Gross Profit

(USD in millions)	Q3 2021	Q2 2022	Q3 2022
Gross Profit	$36.0	$38.6	$49.4

Add: Pre-Tax Restructuring Costs	0.6	-	-
Adjusted Gross Profit	$36.6	$38.6	$49.4

Exhibit 4 - Adjusted Operating Income

Reconciliation of Adjusted Operating Income (Loss)

(USD in millions)	Q3 2021	Q2 2022	Q3 2022
Operating Income (Loss)	$(8.9)	$(5.9)	$5.9

Add: Pre-Tax Change in Fair Value of Earn-Out (Stoneridge Brazil)	0.2	-	-
Add: Pre-Tax Restructuring Costs	0.7	-	-
Add: Pre-Tax Business Realignment Costs	1.1	-	0.3
Add: Pre-Tax Brazilian Indirect Tax Credits, Net	-	(0.6)	-
Adjusted Operating Income (Loss)	$(6.9)	$(6.5)	$6.1

Exhibit 5 – Segment Adjusted Operating Income

Reconciliation of Control Devices Adjusted Operating Income

(USD in millions)	Q3 2021	Q2 2022	Q3 2022
Control Devices Operating Income	$2.9	$4.1	$7.5

Add: Pre-Tax Restructuring Costs	0.6	-	-
Control Devices Adjusted Operating Income	$3.5	$4.1	$7.5

Reconciliation of Electronics Adjusted Operating Income (Loss)

(USD in millions)	Q3 2021	Q2 2022	Q3 2022
Electronics Operating Income (Loss)	$(5.1)	$(2.5)	$5.4

Add: Pre-Tax Restructuring Costs	0.1	-	-
Electronics Adjusted Operating Income (Loss)	$(5.0)	$(2.5)	$5.4

Reconciliation of Stoneridge Brazil Adjusted Operating Income

(USD in millions)	Q3 2021	Q2 2022	Q3 2022
Stoneridge Brazil Operating Income	$0.9	$1.0	$0.9

Add: Pre-Tax Change in Fair Value of Earn-Out (Stoneridge Brazil)	0.2	-	-
Add: Pre-Tax Business Realignment Costs	-	-	0.1
Add: Pre-Tax Brazilian Indirect Tax Credits, Net	-	(0.6)	-
Stoneridge Brazil Adjusted Operating Income	$1.1	$0.4	$1.0

Exhibit 6 – Adjusted Sales

Reconciliation of Adjusted Sales

(USD in millions)	Q3 2021	Q2 2022	Q3 2022
Sales	$181.7	$220.9	$226.8

Less: Sales from Spot Purchase Recoveries	-	(15.3)	(12.8)
Adjusted Sales	$181.7	$205.7	$214.0

Exhibit 7 – Control Devices Adjusted Sales

Reconciliation of Control Devices Adjusted Sales Excluding Disposed Soot Sensor Business

(USD in millions)	Q3 2021	Q2 2022	Q3 2022
Control Devices Sales	$88.0	$85.0	$89.4

Less: Sales from Disposed Soot Sensor Business	(3.2)	-	-
Control Devices Adjusted Sales Excluding Disposed Soot Sensor Business	$84.8	$85.0	$89.4

Exhibit 8 – Control Devices Adjusted Operating Income Excluding Disposed Soot Sensor Business

Reconciliation of Control Devices Adjusted Operating Income Excluding Disposed Soot Sensor Business

(USD in millions)	Q3 2021	Q2 2022	Q3 2022
Control Devices Adjusted Operating Income	$3.5	$4.1	$7.5

Less: Pre-Tax Operating Gain from Disposed Soot Sensor Business	(0.5)	-	-
Control Devices Adjusted Operating Income Excluding Disposed Soot Sensor Business	$3.0	$4.1	$7.5

Exhibit 9 – Electronics Adjusted Sales

Reconciliation of Electronics Adjusted Sales

(USD in millions)	Q3 2021	Q2 2022	Q3 2022
Electronics Sales	$83.9	$130.4	$130.0

Less: Sales from Spot Purchase Recoveries	-	(15.3)	(12.8)
Electronics Adjusted Sales	$83.9	$115.1	$117.2

Exhibit 10 – Adjusted Tax Rate

Reconciliation of Adjusted Tax Rate

(USD in millions)	Q3 2022	Tax Rate
Income Before Tax	$1.7

Add: Pre-Tax Business Realignment Costs	0.3
Adjusted Income Before Tax	$2.0

Income Tax Expense	1.0	57.5%

Add: Tax Impact from Pre-Tax Adjustments	0.1

Adjusted Income Tax Expense	$1.1	53.4%

Exhibit 11 – Adjusted Q3 Results Excluding FX Impact

Reconciliation of Electronics Adjusted Sales Ex. FX Impact*

(USD in millions)	Q3 2022
Electronics Adjusted Sales	$117.2

Add: FX Impact	3.3
Electronics Adjusted Sales Ex. FX Impact	$120.5

*Adjusted for estimated foreign currency translation and transaction impact using second quarter average foreign currency rates